As filed with the Securities and Exchange Commission on May 31, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Unimin Corporation*

(Exact name of registrant as specified in charter)

Delaware	13-2656671
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

258 Elm Street, New Canaan, Connecticut	06840
(Address of principal executive offices)	(Zip Code)

Fairmount Santrol Holdings Inc. Amended and Restated 2014 Long Term Incentive Plan

FMSA Holdings Inc. Stock Option Plan

FMSA Holdings Inc. Long Term Incentive Compensation Plan

(Full Title of the Plan)

Richard M. Solazzo, Esq.

258 Elm Street, New Canaan, Connecticut 06840

(203) 966-8880

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Peter D. Lyons, Esq. Omar Pringle, Esq. Aly El Hamamsy, Esq. Michael A. Levitt, Esq. Freshfields Bruckhaus Deringer US LLP 601 Lexington Avenue New York, New York 10022 (212) 277-4000	Richard M. Solazzo, Esq. Senior Vice President, General Counsel and Secretary Unimin Corporation 258 Elm Street New Canaan, Connecticut 06840 (203) 966-8880	James P. Dougherty, Esq. Benjamin L. Stulberg, Esq. Michael J. Solecki, Esq. Andrew Thomas, Esq. Jones Day 901 Lakeside Avenue Cleveland, Ohio 44114 (216) 586-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

*	The name of the company is expected to be changed to Covia Holdings Corporation on June 1, 2018.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒(Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common stock, par value $0.01	3,500,000	N/A	$95,900,000	$11,939.55

(1)	This Registration Statement on Form S-8 covers 3,500,000 shares of common stock, $0.01 par value per share, of Unimin Corporation, which is expected to be renamed into Covia Holdings Corporation (the “Registrant”) (after giving effect to the stock split to be adopted by the Registrant at the effective time of the Merger referred to herein).

The shares registered hereunder will be issued under the Fairmount Santrol Holdings Inc. Amended and Restated 2014 Long Term Incentive Plan, the FMSA Holdings Inc. Stock Option Plan and the FMSA Holdings Inc. Long Term Incentive Compensation Plan, respectively. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act. In accordance with Rules 457(c) and 457(h) of the Securities Act, the maximum offering price per share is the product of (A) $5.48, the average of the high and low prices per share of common stock of Fairmount Santrol Holdings Inc. (“Fairmount Santrol”) as reported on the New York Stock Exchange on May 25, 2018 and (B) 17,500,000, the maximum number of shares of Fairmount Santrol common stock issuable under the above-named plans corresponding to the maximum number of shares of the Registrant’s common stock to be registered (based on the exchange ratio of 0.20 shares of the Registrant’s common stock for each share of Fairmount Santrol common stock), totaling $95,900,000.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $124.50 per $1,000,000 of the proposed maximum aggregate offering price calculated as described in note 2 above.

EXPLANATORY NOTE

On December 11, 2017, Unimin Corporation, a Delaware corporation (the “Registrant”), Fairmount Santrol Holdings Inc. (“Fairmount Santrol”), SCR-Sibelco NV, a privately-owned Belgian company (“Sibelco”), Bison Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of the Registrant (“Merger Sub”), and Bison Merger Sub I, LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Registrant (“Merger Sub LLC”), entered into the Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Fairmount Santrol, with Fairmount Santrol continuing as the surviving corporation (the “Merger”), followed immediately by the merger of Fairmount Santrol with and into Merger Sub LLC with Merger Sub LLC continuing as the surviving entity and a direct wholly owned subsidiary of the Registrant (the “Second Merger”). In connection with the Merger, the Registrant’s name will be changed to Covia Holdings Corporation. This Form S-8 is being filed in accordance with the Merger Agreement, pursuant to which the Registrant has agreed to assume certain awards issued by Fairmount Santrol. For additional information, see the Registrant’s registration statement on Form S-4 (File No. 333-224228) filed with the U.S. Securities and Exchange Commission (the “Commission”), which was declared effective on April 26, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

* The documents containing the information specified in this Part I of Form S-8 will be sent or given to the participants (“participants”) in (i) the Fairmount Santrol Holdings Inc. Amended and Restated 2014 Long Term Incentive Plan, (ii) the FMSA Holdings Inc. Stock Option Plan and (iii) the FMSA Holdings Inc. Long Term Incentive Compensation Plan, respectively, covered by this registration statement (this “Registration Statement”), as specified by the Commission, pursuant to Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Registrant are incorporated herein by reference:

•	the Registrant’s final prospectus filed with the Commission on April 26, 2018 pursuant to Rule 424(b)(3) under the Securities Act in connection with the Registrant’s Registration Statement on Form S-4 (File No. 333-224228), as amended by the prospectus supplement filed with the Commission on May 7, 2018;

•	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 filed with the Commission on May 24, 2018;

•	the Registrant’s Current Report on Form 8-K filed with the Commission on May 7, 2018; and

•	the description of the Registrant’s common stock included under the captions “Description of Combined Company Capital Stock” and “Comparison of Stockholder Rights Before and After the Merger” contained in the prospectus forming a part of the Registration Statement on Form S-4 (File No. 333-224228), which description has been incorporated by reference in Item 1 of the Registration Statement on Form 8-A (File No. 001-38510) filed with the Commission on May 30, 2018.

In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission, and other documents or information deemed furnished but not filed under the rules of the Commission) prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions (i.e., actions by or in the right of the corporation), except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The Registrant’s certificate of incorporation, which will become effective upon the closing of the Merger, provides that directors and officers will be indemnified to the fullest extent permitted by the DGCL.

In addition, the Registrant’s certificate of incorporation, which will become effective upon the closing of the Merger, limits the liability of the Registrant’s directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Consequently, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except liability:

•	for any breach of the director’s duty of loyalty to the registrant or its stockholders;

•	for any act or omission not in good faith or that involves intentional misconduct or knowing violation of law;

•	for unlawful payment of a dividend or an unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only, and will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of the Registrant’s directors and officers will be further limited to the fullest extent permitted by the DGCL.

The Registrant intends to maintain liability insurance policies that indemnify its directors and officers against various liabilities arising out of that person’s actions as the Registrant’s officer, director, employee or agent, regardless of whether Delaware law would permit indemnification.

The Merger Agreement provides that the Registrant will, and will cause Fairmount Santrol as the surviving corporation in the Merger and Merger Sub LLC as the surviving company in the Second Merger to, from and after the effective time, indemnify and hold harmless each individual who was as of December 11, 2017, or becomes prior to the effective time, a director or officer of the Registrant, Fairmount Santrol or any of their respective subsidiaries and each person who was serving as a director or officer of another person at the request of the Registrant, Fairmount Santrol or any of their respective subsidiaries, each referred to as an indemnified party, to the same extent as such indemnified parties were indemnified as of December 11, 2017 pursuant to the organizational documents of Fairmount Santrol or the Registrant, as applicable, or any of their subsidiaries, and any indemnification agreements in existence as of December 11, 2017. In the event of any such claim, action, suit or proceeding, each indemnified party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding to the same extent as such indemnified parties are entitled to advance of expenses as of December 11, 2017, provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by Delaware law, the organizational documents of Fairmount Santrol or the Registrant, and any indemnification agreements in existence as of December 11, 2017, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

The Merger Agreement also requires Merger Sub LLC, as the surviving entity in the Second Merger, for a period of six years following the effective time, to either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Fairmount Santrol or any of its subsidiaries or provide substitute policies for not less than the existing coverage and having other terms not less favorable to the insured persons with respect to claims arising from facts or events occurring at or before the effective time, except that in no event will the Registrant or Merger Sub LLC as the surviving entity of the Second Merger be required to pay with respect to such insurance policies (or substitute insurance policies) of Fairmount Santrol in respect of any one policy year more than 300% of the annual premium payable by Fairmount Santrol for such insurance for the prior 12 months (the “maximum amount”). If the Registrant or Fairmount Santrol as the surviving corporation of the Merger is unable to obtain the required insurance, it must obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the maximum amount in respect of each policy year within such period. In lieu of the foregoing, Fairmount Santrol may obtain at or prior to the effective time a six-year “tail” policy under its existing directors and officers insurance policy providing equivalent coverage to that described above for a cost, on an annual basis, not to exceed the maximum amount.

In addition, the Registrant may enter into indemnification agreements with its directors and officers.

The foregoing summaries are necessarily subject to the complete text of the DGCL, the Registrant’s certificate of incorporation and the Registrant’s bylaws and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The exhibits listed on the exhibit index at the end of this Registration Statement are included in this Registration Statement.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBITS

Exhibit No.	Description

3.1	Certificate of Incorporation of Unimin Corporation (incorporated by reference to Exhibit 3.1 to the registration statement on Form S-4 of Unimin Corporation, filed with the Commission on April 11, 2018).

3.2	Bylaws of Unimin Corporation (incorporated by reference to Exhibit 3.2 to the registration statement on Form S-4 of Unimin Corporation, filed with the Commission on April 11, 2018).

3.3	Form of Amended and Restated Certificate of Incorporation of Unimin Corporation (incorporated by reference to Exhibit I to Exhibit 2.1 to Fairmount Santrol’s Current Report on Form 8-K (File No. 001-36670) filed with the Commission on December 12, 2017).

3.4	Form of Amended and Restated Bylaws of Unimin Corporation (incorporated by reference to Exhibit J to Exhibit 2.1 to Fairmount Santrol’s Current Report on Form 8-K (File No. 001-36670) filed with the Commission on December 12, 2017).

4.1	Form of Stockholders Agreement, by and among Unimin Corporation, SCR-Sibelco NV and the other stockholders named therein (incorporated by reference to Exhibit B to Exhibit 2.1 to Fairmount Santrol’s Current Report on Form 8-K (File No. 001-36670) filed with the Commission on December 12, 2017).

4.2	Specimen Common Stock Certificate.

5.1	Opinion of Freshfields Bruckhaus Deringer US LLP, counsel to the Registrant, as to the validity of the shares (including consent).

23.1	Consent of Ernst & Young, LLP, independent registered public accounting firm of the Registrant.

23.2	Consent of PricewaterhouseCoopers, LLP, independent registered public accounting firm of Fairmount Santrol Holdings Inc.

23.3	Consent of GZA GeoEnvironmental, Inc., reserves valuation expert of Unimin Corporation.

23.4	Consent of GZA GeoEnvironmental, Inc., reserves valuation expert of Fairmount Santrol Holdings Inc.

23.5	Consent of Freshfields Bruckhaus Deringer US LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature pages to this Registration Statement).

99.1	Form of FMSA Holdings Inc. Long Term Incentive Compensation Plan (incorporated by reference to Exhibit 10.11 to the registration statement on Form S-1 of Fairmont Santrol Holdings Inc., filed with the Commission on September 18, 2014).

99.2	Form of Stock Option Agreement for FMSA Holdings Inc. Long Term Incentive Compensation Plan (incorporated by reference to Exhibit 10.12 to the registration statement on Form S-1 of Fairmont Santrol Holdings Inc., filed with the Commission on September 18, 2014).

99.3	Amendment 1 to the FMSA Holdings Inc. Long Term Incentive Compensation Plan Stock Option Agreement (incorporated by reference to Exhibit 10.13 to the registration statement on Form S-1 of Fairmont Santrol Holdings Inc., filed with the Commission on September 18, 2014).

99.4	Form of FMSA Holdings Inc. Stock Option Plan (incorporated by reference to Exhibit 10.14 to the registration statement on Form S-1 of Fairmont Santrol Holdings Inc., filed with the Commission on September 18, 2014).

99.5	Form of Stock Option Agreement for FMSA Holdings Inc. Stock Option Plan (incorporated by reference to Exhibit 10.15 to the registration statement on Form S-1 of Fairmont Santrol Holdings Inc., filed with the Commission on September 18, 2014).

99.6	Amendment 1 to the FMSA Holdings Inc. Stock Option Agreement (incorporated by reference to Exhibit 10.16 to the registration statement on Form S-1 of Fairmont Santrol Holdings Inc., filed with the Commission on September 18, 2014).

99.7	Fairmount Santrol Holdings Inc. 2014 Long Term Incentive Plan, as amended (incorporated by reference to Appendix A to the Definitive Proxy Statement of Fairmont Santrol Holdings Inc., filed with the Commission on April 6, 2017).

99.8	Form of Stock Option Agreement for FMSA Holdings Inc. 2014 Long Term Incentive Plan (incorporated by reference to Exhibit 10.18 to the registration statement on Form S-1 of Fairmont Santrol Holdings Inc., filed with the Commission on September 18, 2014).

99.9	Form of Notice of Grant of Stock Option for FMSA Holdings Inc. 2014 Long Term Incentive Plan (incorporated by reference to Exhibit 10.19 to the registration statement on Form S-1 of Fairmont Santrol Holdings Inc., filed with the Commission on September 18, 2014).

99.10	Form of Restricted Stock Unit Agreement for FMSA Holdings Inc. 2014 Long Term Incentive Plan (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 of Fairmont Santrol Holdings Inc., filed with the Commission on September 18, 2014).

99.11	Form of Notice of Grant of Restricted Stock Unit for FMSA Holdings Inc. 2014 Long Term Incentive Plan (incorporated by reference to Exhibit 10.22 to the registration statement on Form S-1 of Fairmont Santrol Holdings Inc., filed with the Commission on September 18, 2014).

99.12	Omnibus Amendment to Outstanding Stock Option Agreements under the FMSA Holdings Inc. 2014 Long Term Incentive Plan (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Fairmont Santrol Holdings Inc., filed with the Commission on December 16, 2015).

99.13	Omnibus Amendment to Outstanding Restricted Stock Unit Agreements under the FMSA Holdings Inc. 2014 Long Term Incentive Plan (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K of Fairmont Santrol Holdings Inc., filed with the Commission on December 16, 2015).

99.14	Omnibus Amendment to Outstanding Stock Option Agreements under FMSA Holdings Inc. 2006 Long Term Incentive Compensatory Plan (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q of Fairmont Santrol Holdings Inc., filed with the Commission on November 3, 2016).

99.15	Omnibus Amendment to Outstanding Stock Option Agreements under FMSA Holdings Inc. 2010 Stock Option Plan (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q of Fairmont Santrol Holdings Inc., filed with the Commission on November 3, 2016).

99.16	Amended and Restated Omnibus Amendment to Outstanding Stock Option Agreements under FMSA Holdings Inc. 2014 Long Term Incentive Plan (incorporated by reference to Exhibit 10.3 to the quarterly report on Form 10-Q of Fairmont Santrol Holdings Inc., filed with the Commission on November 3, 2016).

99.17	Amendment No. 1 to the FMSA Holdings Inc. 2014 Long Term Incentive Plan, dated February 1, 2017, by Fairmount Santrol Holdings Inc. (incorporated by reference to Exhibit 10.37 to the annual report on Form 10-K of Fairmount Santrol Holdings Inc., filed with the Commission on March 9, 2017).

99.18	Consent of Jenniffer D. Deckard.

99.19	Consent of William E. Conway.

99.20	Consent of Kurt Decat.

99.21	Consent of Michel Delloye.

99.22	Consent of Charles D. Fowler.

99.23	Consent of Stephen J. Hadden.

99.24	Consent of William Kelly.

99.25	Consent of Jean-Pierre Labroue.

99.26	Consent of Olivier Lambrechts.

99.27	Consent of Matthew F. LeBaron.

99.28	Consent of Richard A. Navarre.

99.29	Consent of Jeffrey Scofield.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Canaan, State of Connecticut, on May 31, 2018.

UNIMIN CORPORATION

By:	/s/ Campbell J. Jones
Name: Campbell J. Jones
Title: President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned directors and officers of the Registrant, which is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933 hereby constitutes and appoints Campbell J. Jones and Andrew D. Eich, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments or supplements to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on May 31, 2018 in the capacities indicated:

	Name	Title

By:
	/s/ Campbell J. Jones	President, Chief Executive Officer and Director
	Campbell J. Jones	(Principal Executive Officer)

By:		Senior Vice President and Chief Commercial
	/s/ Andrew D. Eich	Officer, Director
	Andrew D. Eich	(Principal Financial Officer)

By:
	/s/ Meghan E. DeMasi	Vice President/Finance and Treasurer
	Meghan E. DeMasi	(Principal Accounting Officer)

By:
	/s/ Jean-Luc Deleersnyder	Director
Jean-Luc Deleersnyder